Exhibit E

Dated 16 November 2015

SUPPLEMENTAL AGREEMENT

to

A Security Agreement dated 9 November 2015

created by

JOINGEAR LIMITED as the Chargor
in favour of

Haitong International Financial Solutions Limited

as Counterparty

Ref: L-241738

This Supplemental Agreement dated 16 November is made between:

(1)                           JOINGEAR LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with company number 618978 and with its registered office at  OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

(2)                           Haitong International Financial Solutions Limited (the “Counterparty”).

Whereas:

(A)                            The Chargor has entered into a security agreement (the “Original Agreement”) dated 9 November 2015 in favour of the Counterparty to secure the Secured Liabilities.

(B)                            The Chargor and the Counterparty intend to make certain amendments and supplements to the Original Agreement by entering into this Supplemental Agreement.

(C)                            The sole director of the Chargor is satisfied that entering into this Supplemental Agreement is for the purposes and to the benefit of the Chargor and its business.

(D)                            The Counterparty and the Chargor intend this Supplemental Agreement to take effect as a deed (even though the Counterparty only executes it under hand).

(E)                               This Supplemental Agreement is supplemental to the Original Agreement.

This DEED witnesses the following:

1                               Interpretation

Save as set out below, all words and phrases defined in the Original Agreement shall have the same meaning when used in this Supplemental Agreement, except where the context otherwise requires. The Schedule is a part of this Supplemental Agreement and shall have effect accordingly. In addition:

“Amendment Effective Date” means 16 November 2015.

“Charged Shares” means all Shares that are from time to time recorded in the Securities Account.

“Mortgaged Shares” means (a) the Shares in certificated form of which the Chargor is the legal and beneficial owner and which are notified by the Chargor to the Counterparty to be subject to the Security Interest from time to time, and (b) any rights, title and interest of the Chargor, present and future, attaching or relating to any such Shares.

2                               Amendments

2.1                            The parties agree that, from the Amendment Effective Date, the definition of Share Collateral in Clause 1.1 (Definitions) of the Original Agreement shall be deleted and replaced with the following:

““Share Collateral” means:

(a)                       the Charged Shares;

(b)                       the Mortgaged Shares; and

(c)                        all securities and investments of any kind (including shares, stock, debentures, units, depositary receipts, bonds, notes, commercial paper and certificates of deposit) that are from time to time recorded in the Securities Account.”

2.2                            The parties agree that, from the Amendment Effective Date, Clause 3.1 (Mortgage and assignment) of the Original Agreement shall be deleted and replaced with the following:

SECURITY AGREEMENT

“3.1                           Mortgage and assignment

The Chargor, as beneficial owner, or in the case of the Mortgaged Shares only, as legal and beneficial owner, and as continuing security for the due and punctual payment and discharge of all Secured Liabilities, mortgages and agrees to mortgage in favour of the Counterparty by way of first mortgage, all the Share Collateral.”

2.3                            The parties agree that, from the Amendment Effective Date, Clause 4 (RESTRICTIONS AND FURTHER ASSURANCE) of the Original Agreement shall be amended by inserting a new Clause 4.6 as follows:

“4.6                             Documents relating to Mortgaged Shares

(a)                                      The Chargor shall deliver or procure that there shall be delivered to the Counterparty such documents relating to the Mortgaged Shares as the Counterparty requires and the following documents (in form and substance satisfactory to the Counterparty) on the Amendment Effective Date, or in the case of any Mortgaged Shares acquired after the Amendment Effective Date, on the date of such acquisition:

(i)                                  all certificates and other documents of title or evidence of ownership in relation to the Mortgaged Shares;

(ii)                               duly executed instruments of transfer in respect of those Mortgaged Shares but, in each case, with the dates and names of the transferees left blank;

(iii)                            all other documents necessary or conducive to enable the Counterparty to register such Mortgaged Shares in its name or in the name of its nominees in the event of the enforcement of the Security.

(b)                              At any time on or after the occurrence of an Event of Default which is continuing, the Counterparty shall have the right to complete, date  and put into effect the blank documents referred to in Clause 4.6(a) above.”

2.4                            The parties agree that, from the Amendment Effective Date, Clause 4 (RESTRICTIONS AND FURTHER ASSURANCE) of the Original Agreement shall be amended by inserting a new Clause 4.7 as follows:

“4.7                             Mortgaged Shares

The Chargor shall not, without the prior written consent of the Counterparty, (i) cause to be issued any new share certificates in respect of the Mortgaged Shares, (ii) permit any person other than the Chargor, the Counterparty or any transferee nominated by the Counterparty on enforcement of the Security to be registered holder of the Mortgaged Shares, or (iii) permit any variation of the rights attaching to the Mortgaged Shares.”

2.5                            The parties agree that, from the Amendment Effective Date, Clause 7.4 (Further Assurance) of the Original Agreement shall be amended by inserting a new sub-paragraph (e) at the end of that clause as follows:

“(e)                                 promptly notify the Counterparty of any intention of which it becomes aware for any Mortgaged Shares to be held in uncertificated form and to be transferable through a Clearing System.”

2.6                            The Chargor confirms for the benefit of the Counterparty the Security created by it pursuant to the Original Agreement shall (i) remain in full force and effect notwithstanding the supplement to the Original Agreement set out in this Supplemental Agreement and (ii) continue to secure the Secured Liabilities.

2.7                            The Chargor and the Counterparty hereby agree that the Chargor may provide Mortgaged Shares as the additional security required under clause 14 (Additional Security) of the Swap Agreement.

3                               Construction and Incorporation

3.1                            The Original Agreement and this Supplemental Agreement shall, from the Amendment Effective Date, be read and construed together as one Deed.

3.2                            The provisions of the Original Agreement as varied and supplemented by this Supplemental Agreement, so far as the context permits and insofar as such provisions are not inconsistent herewith, apply as fully as if they had been set out herein.

4                               Governing Law and Jurisdiction

4.1                            Governing Law: This Supplemental Agreement is governed by and construed in accordance with the law of Hong Kong.

4.2                            Jurisdiction: With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Supplemental Agreement (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of the Hong Kong courts. Each party waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

4.3                            Service of Process: The Chargor hereby agrees that if the Counterparty reasonably considers it necessary to appoint an agent for the service of legal proceedings, the Chargor shall, upon receiving written request from the Counterparty, forthwith appoint such agent with an office in Hong Kong and provide the Counterparty with the details of such agent in writing. If the Chargor fails to appoint such agent within three (3) business days of the Counterparty’s written request, then the Chargor hereby authorizes the Counterparty to appoint such agent on behalf, in the name and at the expense of the Chargor, the Counterparty shall then notify the Chargor in writing forthwith of the appointment of any such agent and provide the Chargor with the details of such agent in writing.

4.4                            Waiver of Immunities: The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

In witness whereof this Supplemental Agreement has been signed, sealed and delivered as a deed on the date stated at the beginning.

The Chargor

EXECUTED SEALED and DELIVERED as a DEED in the name of Joingear Limited by its duly authorised representative Ma Xiaofeng in the presence of

/s/ Kevin Xiaofeng Ma

Authorised Signatory

/s/ Amy Tung

Witness

Name: Amy Tung

Address: 1/f East Gate, Building No. 2, Jian Wai Soho, No. 39 Dong San Huan Zhong Road, Chaoyang District, Beijing, PRC

Occupation: Vice President

The Counterparty

EXECUTED for and on behalf of Haitong International Financial Solutions Limited by

/s/ Deng Xi
Authorised Signatory

Name: Deng Xi

Title: Director

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